Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2017	2017	2016	2017	2016

Net sales	$111,579	$108,297	$123,209	$329,707	$376,088

Costs and expenses:

Cost of sales	(89,862)	(88,140)	(91,759)	(264,835)	(277,915)

Gross profit	21,717	20,157	31,450	64,872	98,173

Selling, general and administrative	(11,639)	(10,894)	(11,163)	(33,403)	(34,386)

Research and development	(4,812)	(3,726)	(5,466)	(12,023)	(16,613)

Operating income	5,266	5,537	14,821	19,446	47,174

Gain on sale of investment	-	-	157	-	8,940

Other income (expense), net	(134)	(3,622)	1,237	(5,839)	(872)

Income before income taxes	5,132	1,915	16,215	13,607	55,242

Income tax provision	(333)	(431)	(4,762)	(2,814)	(6,136)

Net income	4,799	1,484	11,453	10,793	49,106

Net loss (income) attributable to noncontrolling interests	(798)	313	(3,365)	(3,048)	(8,162)

Net income attributable to Photronics, Inc. shareholders	$4,001	$1,797	$8,088	$7,745	$40,944

Earnings per share:
Basic	$0.06	$0.03	$0.12	$0.11	$0.61

Diluted	$0.06	$0.03	$0.12	$0.11	$0.56

Weighted-average number of common shares outstanding:
Basic	68,525	68,426	67,953	68,376	67,377

Diluted	69,380	69,385	74,317	69,311	76,990